SUB-ITEM 77C:  Submission of matters to a vote of security holders.

                  At a special meeting held on November 20, 2000, a vote of shareholders of the Trust's International Equity Fund approved a sub-investment advisory agreement between T. Rowe-Price International and Commerce Bank, N.A. on behalf of the International Fund. The number of affirmative votes was 5,813,972. The number of negative votes was zero. The number of abstentions was zero.

                  At a special meeting held on November 20, 2000, a vote of shareholders of the Trust's Growth Fund approved an amendment to the investment objectives of the Growth Fund as described in the Proxy Statement. The number of affirmative votes was 7,632,959. The number of negative votes was 4,356. The number of abstentions was 3,928.

                  At a special meeting held on November 20, 2000, a vote of shareholders of the Trust's Value Fund approved an amendment to the investment objectives of the Value Fund as described in the Proxy Statement. The number of affirmative votes was 3,590,480. The number of negative votes was zero. The number of abstentions was 278.

                  At a special meeting held on November 20, 2000, a vote of shareholders of the Trust's MidCap Growth Fund approved an amendment to the investment objectives of the MidCap Growth Fund as described in the Proxy Statement. The number of affirmative votes was 3,614,006. The number of negative votes was 343. The number of abstentions was 1,303.

                  At a special meeting held on November 20, 2000, a vote of shareholders of the Trust approved the election of Messrs. Helsing, Weaver, Barron, Bodde and Holland as Trustees of the Trust as described in the Proxy Statement. The results of the voting were as follows:





For the Nominee
Withheld

John Eric Helsing
48,439,181
4,014
Warren W. Weaver
48,439,131
4,064
Randall D. Barron
48,439,121
4,074
David L. Bodde
48,439,181
4,014
John Joseph Holland
48,439,192
4,003